Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael D. Gayda his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on the Form S-8 of Premcor Inc., as filed under the Securities Act of 1933, as amended (the “Act”), and all Subsequent amendments, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed on counterparts.

SIGNATURE	TITLE	DATE

/s/ Thomas D. O’Malley Thomas D. O’Malley	Chief Executive Officer and Chairman of the Board (principal executive officer)	May 27, 2004

/s/ Jefferson F. Allen Jefferson F. Allen	Director	May 27, 2004

/s/ Wayne A. Budd Wayne A. Budd	Director	May 27, 2004

/s/ Stephen I. Chazen Stephen I. Chazen	Director	May 27, 2004

/s/ Marshall A. Cohen Marshall A. Cohen	Director	May 27, 2004

/s/ David I. Foley David I. Foley	Director	May 27, 2004

/s/ Robert L. Friedman Robert L. Friedman	Director	May 27, 2004

/s/ Richard C. Lappin Richard C. Lappin	Director	May 27, 2004